SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant  to Rule 14a-11(c) or
         or Rule 14a-12
                            WESTERN RESOURCES, INC.
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                (Name of Registrant as Specified In Its Charter)

                            WESTERN RESOURCES, INC.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(I)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)
/ /  Fee computed  on   table  below   per  Exchange   Act  Rules  14a-6(I)(4)
     and 0-11

     1) Title of each class of securities to which transaction applies:
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     2) Aggregate number of securities to which transaction applies:
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     3) Per unit  price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11:*
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     4) Proposed maximum aggregate value of transaction:
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Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------
     4) Date Filed:
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/x/  Filing fee paid with preliminary filing.

The following letter was mailed to Western Resources shareowners on or about July 14, 1998.

David C. Wittig
President and Chief
Executive Officer


July 13, 1998


Dear Shareowner,

     We are nearing the July 30, 1998, vote to create Westar Energy, the new company to be formed from the electric operations of Western Resources and Kansas City Power & Light. As a result of the creation of Westar Energy, Western Resources will enter a new phase in our history, a phase we believe will give your investment tremendous opportunity for growth, strength and flexibility.

     In the proxy statement and the "Building the Best" brochure, we have outlined how this transaction will work and why we strongly believe it deserves your support.

     The enthusiasm of both companies for this combination is apparent. We worked very hard for more than two years to bring our relationship with KCPL to this point.

     You should also be aware that many people whose job it is to objectively analyze our industry have praised this transaction and the strategic direction of Western Resources.

     I'd like to share some of these with you.

"We like WR for its aggressive and innovative management style as evidenced by the creative agreement it entered into with KLT. This unique and creative approach will give the electric operations of both companies a foundation for success in the new competitive environment. We believe shareholders will reap the benefits of the regulated utility assets of WR and KLT. Western has proven time and again that it can meet the aggressive goals it has set for itself in terms of gaining access to new customers while maintaining its financial integrity."

                                   - Edward J. Tirello
                                        BT Alex Brown Inc.
                                        June 18, 1998


"This new structure should allow management to continue the very successful pursuit of other opportunities in the electric business. We think the merger enhances the growth potential of both companies."

                                   - Dennis Hudson
                                        George K. Baum & Company
                                        April 9, 1998


"We believe an expansion in the valuation will accompany Western Resources progress in its competitive strategy to become a nationwide provider of electric, gas and monitored security services and will materialize in recognition of the successful execution of the company's acquisition program."

                                   - Dan Rudakas
                                        Everen Securities Inc.
                                        June 23, 1998


     The last three years have been an exciting time for Western Resources.
We have made significant progress in preparing your company for the changes in the marketplace. Now, we need you to help us complete this transaction by returning your proxy card right away.

     There are three proposals on the card. Approval of all three proposals is needed for Western Resources to complete this combination as planned. We urge you to vote for this transaction, and to send in your proxy as soon as possible for the July 30, 1998, meeting. If you already sent in your proxy card you do not need to do so again. If you have any questions, please contact our proxy solicitor, Georgeson & Company, at 1-800/223-2064.


Sincerely,


David C. Wittig
President and Chief Executive Officer

Western Resources


Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs. See the Company's annual report on Form 10K for the year ended December 31, 1997 for a discussion of factors affecting the Company.